Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136186) and Form S-8 (Nos. 333-84982 and 333-84980) of Royal Caribbean Cruises Ltd. of our report dated February 19, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Miami, Florida

February 19, 2008